Exhibit 10.49
CASH COLLATERAL AGREEMENT
JPMORGAN CHASE BANK, N.A. London Branch (the “Bank”) and J.P. Morgan Europe Limited (“JP Morgan Europe”) have requested and Na Pali SAS (the “Depositor”) has agreed to enter into certain cash collateral arrangements on the terms and conditions specified in this cash collateral agreement (the “Cash Collateral Agreement”).
Pursuant to the terms of the Issuance and Reimbursement Agreement dated as of 14 September, 2007 (as such may be amended, varied, novated or supplemented, the “Issuance and Reimbursement Agreement”) between the Depositor and JP Morgan Europe, and of the Application and Agreement for Irrevocable Standby Letter of Credit between the Depositor and the Bank dated September 2007 (as such may be amended, varied, novated or supplemented, the “Application and Agreement”), JP Morgan Europe agreed to issue a bank guarantee in the amount of EUR 35.6 million and the Depositor agreed to reimburse the Bank and JP Morgan Europe for any sum which may become payable by either of them in accordance with the terms of such bank guarantee.
Pursuant to the terms of the Bank Account Pledge Agreement dated as of 19 September, 2008 (as such may be amended, varied, novated or supplemented, the “Bank Account Pledge Agreement”) among the Depositor, the Bank, JP Morgan Europe and Société Générale, the Depositor agreed to deposit EUR 35.6 million in the Account (as defined in this Cash Collateral Agreement) and to pledge such Account and all funds therein to the Bank and JP Morgan Europe as security for the payment and performance of the Depositor’s obligations under the Issuance and Reimbursement Agreement and under the Application and Agreement.
This Cash Collateral Agreement has been executed as a deed by the Depositor and signed on behalf of the Bank and JP Morgan Europe in order to signify the parties’ agreement to the terms and conditions which follow this page and this Cash Collateral Agreement is intended to be and is hereby delivered on the date specified below.

Date:	December 2008

THE BANK		THE DEPOSITOR

Address:	125 London Wall London EC2Y 5AJ United Kingdom	Address:	Na Pali SAS 162 rue Belharra 64500 St. Jean De Luz France

Attention:	Alastair A. Stevenson	Attention:	Monsieur Pierre Agnès

By:		EXECUTED as a DEED )

	Name: Alastair A. Stevenson	by Na Pali SAS )
Title: Managing Director

		By:	Name: Pierre Agnès Title: Président

J.P. MORGAN EUROPE LIMITED

Address:	125 London Wall London EC2Y 5AJ United Kingdom

Attention:	Alastair A. Stevenson

By:
Name Alastair A. Stevenson
	Title:	Managing Director

TERMS AND CONDITIONS
1.	Interpretation and Definitions

1.1.	In these terms and conditions:

“Account” means account number 38877001 maintained by the Depositor with the Bank or any redesignation or renewal thereof, into which the Depositor shall deposit EUR 35.6 million on or before 10 December 2008.

“Cash Collateral Agreement” means the cash collateral agreement dated ___December 2008 among the Bank, JP Morgan Europe and the Depositor, of which these terms and conditions form part.

“Default” means the occurrence of any “Default” under and as defined in the Issuance and Reimbursement Agreement.

“Deposit” means the balance from time to time standing to the credit of the Account, and all rights, benefits and proceeds attaching thereto or arising therefrom or in respect thereof.

“Obligations” means any and all of the present and future, actual or contingent, payment and other obligations owing to the Bank or JP Morgan Europe by the Depositor under or in connection with the Issuance and Reimbursement Agreement, the Application and Agreement or this Cash Collateral Agreement.

“Successor” means any assignee or successor in title of the Bank or JP Morgan Europe or any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of the Bank or JP Morgan Europe hereunder or to which under such laws the same have been transferred.

1.2.	In these terms and conditions, any reference to a “Clause” is, unless otherwise stated, a reference to a Clause hereof.

1.3.	Clause headings are for ease of reference only.

2.	Charge

2.1.	The Depositor charges the Account and Deposit, with full title guarantee and by way of first fixed charge, in favour of the Bank and JP Morgan Europe for the payment to the Bank and JP Morgan Europe and the discharge of all of the Obligations.

2.2.	This Cash Collateral Agreement shall constitute notice to the Bank of the charge referred to in Clause 2.1 and the Bank hereby acknowledges such notice.

3.	Account and Deposit

3.1.	Subject to Clause 3.3, the Bank (for itself and on behalf of JP Morgan Europe) shall be entitled, without providing prior notice, to set-off or transfer any amount from time to time standing to the credit of the Account in or towards satisfaction of all or any part of the Obligations.

3.2.	Any balance standing to the credit of the Account shall be maintained on the terms that (except with the Bank’s and JP Morgan Europe’s prior written consent and subject to Clause 3.5) it shall, subject to Clause 3.3, mature on the first time at which (i) there are no outstanding Obligations, (ii) neither the Bank nor JP Morgan Europe is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation which, if made or provided, would give rise to any Obligations, and (iii) the Issuance and Reimbursement Agreement, the Application and Agreement and the Bank Account Pledge Agreement have been terminated.

3.3.	If any of the Obligations shall become due and payable and shall not have been paid by close of business on the same day, then only so much of the Deposit shall mature as equals the amount of the Obligations which became due and payable and had not been paid by close of business on that day. At such time as any such balance shall mature or at any time thereafter, the Bank (for itself and on behalf of JP Morgan Europe) may without providing prior notice exercise in relation thereto all or any rights of set-off, combination or consolidation to which the Bank (for itself and on behalf of JP Morgan Europe) may be entitled under this Cash Collateral Agreement, law or statute, including the transfer and application from time to time of all or any part of the Deposit in or towards satisfaction of all or any part of the Obligations.

3.4.	Interest shall accrue on the Account at such rates and be payable on such dates and in such manner as may be determined from time to time by the Bank in its reasonable discretion. Any agreement that all or any part of the balance on the Account is to be held on fixed time deposit shall be for the purpose of calculation and payment of interest only and shall not prejudice the Bank’s or JP Morgan Europe’s rights or obligations under or pursuant to this Clause or any other term of this Cash Collateral Agreement.

3.5.	The Depositor shall not be permitted to withdraw any amounts from the Account without the prior written consent of the Bank which may be withheld by the Bank in its sole discretion; unless (i) following such withdrawal, the credit balance of the Account is at least equal to EUR 35.6 million and, (ii) no Default has occurred and is continuing at the time of such withdrawal.

3.6.	Save with the Bank’s and JP Morgan Europe’s prior written consent, no right, title or interest in relation to the Account shall be capable of assignment.

3.7.	The provisions of this Clause shall be without prejudice to the provisions of Clause 2.

4.	Effectiveness of Collateral

4.1.	The collateral constituted and the rights, powers and remedies provided by this Cash Collateral Agreement shall be cumulative, in addition to and independent of every other security which the Bank or JP Morgan Europe may at any time hold for the Obligations or any rights, powers and remedies provided by this Cash Collateral Agreement or by law (each a “Bank’s Right”). No prior security held by the Bank or JP Morgan Europe over the whole or any part of the Account and Deposit shall merge in the collateral hereby constituted.

4.2.	This Cash Collateral Agreement shall remain in full force and effect as a continuing arrangement unless and until the Bank and JP Morgan Europe discharge it.

4.3.	No failure on the Bank’s or JP Morgan Europe’s part to exercise, or delay on its part in exercising, any Bank’s Right shall operate as a waiver thereof, nor shall any single or partial waiver of a Bank’s Right preclude any further or other exercise of that Bank’s Right or the exercise of any other Bank’s Right.

4.4.	Subsection (1) of Section 93 of the Law of Property Act 1925 shall not apply to this Cash Collateral Agreement.

5.	Account

5.1.	If the Bank or JP Morgan Europe at any time receives notice of any subsequent mortgage, assignment, charge or other interest affecting all or any part of the Account and Deposit, all payments thereafter made by the Depositor to the Bank shall be treated as having been credited to a new account of the Depositor and not as having been applied in reduction of the Obligations at the time when the Bank or JP Morgan Europe received notice.

5.2.	All monies received, recovered or realised by the Bank (for itself and on behalf of JP Morgan Europe) under this Cash Collateral Agreement (including the proceeds of any conversion of currency) may in its discretion be credited to and held in any suspense or impersonal account pending their application from time to time in or towards the discharge of any of the Obligations.

6.	Costs, Charges and Expenses

All the Bank’s and JP Morgan Europe’s costs, charges and expenses incurred in the exercise of any Bank’s Right, or in connection with the execution of or otherwise in relation to this Cash Collateral Agreement or in connection with the enforcement of the collateral hereby constituted, shall be reimbursed to the Bank or JP Morgan Europe, as applicable, by the Depositor on demand on a full indemnity basis together with interest from the date of such demand to the date such payment was received at such rate or rates as the Bank or JP Morgan Europe, as applicable, may determine in relation to the currency involved; provided, that the legal fees of counsel to the Bank and JP Morgan Europe to be paid by the Depositor in connection with the drafting and negotiation of this Cash Collateral Agreement shall be limited to US$10,000.

7.	Currency Conversion

For the purpose of or pending the discharge of any of the Obligations the Bank (for itself and on behalf of JP Morgan Europe) may convert any money received, recovered or realised or subject to application by it under this Cash Collateral Agreement from one currency to another, as the Bank may think fit; and any such conversion shall be effected at the Bank’s spot rate of exchange for the time being for obtaining such other currency with the first currency.

8.	Notices

8.1.	Any notice or demand to be served on the Depositor under or pursuant to this Cash Collateral Agreement may be served by hand delivery or overnight courier service to the Depositor’s address specified on the first page of this Cash Collateral Agreement or posting the same (by prepaid first-class post) by letter addressed to such address, or by facsimile to any facsimile number notified by the Depositor to the Bank. Any notice or demand to be served on the Depositor shall be effective when the Bank has received confirmation that such notice or demand was delivered to the Depositor.

8.2.	Any notice or demand to be served on the Bank or JP Morgan Europe under or pursuant to this Cash Collateral Agreement may be served by hand delivery or overnight courier service to the Bank’s address specified on the first page of this Cash Collateral Agreement or posting the same (by prepaid first-class post) by letter addressed to such address, or by facsimile to any facsimile number notified by the Bank to the Depositor. Any notice or demand to be served on the Bank or JP Morgan Europe shall be effective when the Depositor has received confirmation that such notice or demand was delivered to the Bank.

9.	Assignments and Successors

9.1.	The Depositor may not assign or otherwise dispose of any right or interest under this Cash Collateral Agreement or in respect of the Account without the Bank’s and JP Morgan Europe’s prior written consent.

9.2.	This Cash Collateral Agreement shall remain in effect despite any amalgamation or merger (however effected) relating to the Bank or JP Morgan Europe; and references to the Bank or JP Morgan Europe shall be deemed to include their Successors, as applicable.

9.3.	These terms and conditions may be enforced only by a party to it or such party’s Successors.

10.	Term and Release

10.1.	This Cash Collateral Agreement shall terminate when (i) there are no outstanding Obligations and (ii) neither the Bank nor JP Morgan Europe is under any commitment, obligation or liability (actual or contingent) to make advances, fund any draws under any letter of credit or provide other financial accommodation which, if made or provided, would give rise to any Obligations.

10.2.	After the performance and payment in full of the Obligations and the termination of this Cash Collateral Agreement, at the reasonable request of the Depositor, accompanied by such certificates, opinions, instruments and other documents as the Bank, may reasonably require, the Bank shall as soon as reasonably practicable, at the expense of the Depositor, execute instruments, in form and substance reasonably satisfactory to the Bank and the Depositor, acknowledging the satisfaction and discharge of the Obligations and shall return to the Depositor any sums which remain credited to the Account. As from such date of release, and upon the Depositor’s reasonable request, the Bank, shall give to the Depositor, at the Depositor’s cost, a written release of this Cash Collateral Agreement and the charge granted hereunder, in form and substance reasonably satisfactory to the Bank and the Depositor.

11.	Law and Jurisdiction

This Cash Collateral Agreement shall be governed by English law and for the Bank’s and JP Morgan Europe’s benefit the Depositor irrevocably submits to the jurisdiction of the English courts (without limiting the right of either party to take proceedings in any other court of competent jurisdiction).